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                       Independent Auditors' Consents


The Board of Directors
Foodmaker, Inc.;

We consent to incorporation by reference in the registration statement no. 33-50934 on Form S-3 of Foodmaker, Inc. and in registration statement
Nos. 33-67450, 33-54602 and 33-51490 on Form S-8 of Foodmaker, Inc. of our report dated November 5, 1996, except for the fifth paragraph of Note 12, which is as of December 10, 1996, relating to the consolidated balance sheets of Foodmaker, Inc. and subsidiaries as of September 29, 1996 and October 1, 1995, and the related consolidated statements of operations, cash flows and stockholders' equity for the fifty-two weeks ended September 29, 1996, October 1, 1995, and October 2, 1994, which report appears in the September 29, 1996 annual report of Form 10-K of Foodmaker, Inc. and subsidiaries.

                                                KPMG PEAT MARWICK LLP


San Diego, California
December 20, 1996